CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 30, 2024, with respect to the financial statements of Abacus Settlements, LLC included in the Annual Report of Abacus Life, Inc. on Form 10-K, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
June 28, 2024